MANUFACTURING AND DISTRIBUTION LICENSE AGREEMENT

THIS AGREEMENT, effective this 1st day of  September, 2003,

BETWEEN:

ALPHARX INC., a corporation incorporated under the laws of the State of Delaware, United States of America, and having its principal place of business at 10-75 East Beaver Creek, Richmond Hill, Ontario, Canada L4B 1B8

(“Licensor”)

and

INDUSTRIA FARMACEUTICA ANDROMACO, S.A.DE C.V., a corporation incorporated under the laws of Mexico, and having its principal office at Andromaco No. 104 Col. Amp Granada, Mexico  11520, D.F.

(“Licensee”)

WHEREAS:

A.

AlphaRx is an emerging specialty pharmaceutical company that develops, formulates and commercializes innovative therapeutic products using proprietary drug delivery technologies, and in particular is focused on the discovery, development and marketing of products in neurology, oncology and pain management;

B.

AlphaRx owns and/or has rights to the Intellectual Property Rights (as defined herein) relating to a pharmaceutical agent for pain control and inflammation treatment;

C.

IFA is a pharmaceutical company which specializes in the manufacturing, distribution and commercialization of pharmaceutical compounds in the Territory (as defined herein); and

D.

IFA desires to obtain certain manufacturing and distribution rights to the pharmaceutical agent for pain control and inflammation treatment (the “Product” as defined herein) in the Territory, and AlphaRx desires to grant such manufacturing and distribution rights to IFA, upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

INDUSTRIA FARMACEUTICA ANDROMACO	Page 2 of 34
License Agreement

RECITALS

1.1

The Parties hereby acknowledge and declare that the foregoing recitals are true and accurate in substance and fact.

DEFINITIONS

Wherever used in this Agreement, the following words and terms shall have the respective meanings ascribed to them as follows:

2.1

“Accounting Period” means a three month period commencing on the first day of the month and ending on the last day of the month, with each successive Accounting Period to commence on the first business day following the close of the preceding Accounting Period.  The Accounting Period will end on the last day of each March, June, September and December during the term of this Agreement and any subsequent renewals. The first accounting period under this Agreement will be for a period commencing on the Effective Date of this Agreement and concluding on June 30, 2003.

2.2

“Affiliate(s)” means with respect to any corporation, any other corporation which directly or indirectly controls or is controlled by or is under direct or indirect common control with such first mentioned corporation or any corporation which is directly or indirectly controlled by a corporation which controls the first mentioned corporation;

2.3

“Agreement” means this Intellectual Property Rights License Agreement, and includes authorized amendments and Schedules;

2.4

“Applicable Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, any law, statute, code, ordinance, decree, rule, regulation, by-law, statutory rules, principles rule, principle of law, published policies policy and guidelines guideline, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards judgment, order, decision, or ruling, including general principles of common and civil law, and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body or self-regulatory authority;

2.5

“Confidential Information” means any and all information, in whatever, form, that is not generally available to third parties or the public including, without limiting the generality of the foregoing, all research, data, specifications, plans, drawings, prototypes, models, documents, recordings, instructions, manuals, papers, business practices and strategies, business plans, know-how, inventions, techniques, processes, methods of doing business, software, personnel data, contracts, purchase requirements, business plans, forecasts and market strategies, plans production processes, product specifications and formulas, methods, technical and product bulletins, data on equipment sold and serviced, surveys, and research and development programs, or other materials, of any nature or embodiment whatsoever, whether written or otherwise, relating to same, as well as the existence of this Agreement and its terms and conditions.  Confidential Information does not include any information which is publicly available at the time of disclosure or subsequently becomes publicly available through no fault of the recipient party, or is rightfully acquired by the recipient party from a third party who is not in breach of an agreement to keep such information confidential;

(28 May 2003)

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2.6

Control means with respect to any corporation, the ownership of shares of the corporation to which are attached more than fifty per cent of the votes that may be cast to elect directors of the corporation and the votes attached to those securities are sufficient, if exercised, to elect a majority of directors of the body corporate;

2.7

“Contraindication” means any reaction to the Products by a person that is not a side effect as specified by the Licensor;

2.8

“Distribution Rights” means the right to use, store, package, sell, offer for sale, market, advertise, promote or otherwise commercially exploit the Products;

2.9

“Effective Date” shall mean the date first written above;

2.10

“Field” means the use of the Products in neurology, oncology and pain management and inflammation treatment;

2.11

“GAAP” means Generally Accepted Accounting Principles in the Territory;

2.12

“Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, administrative or regulatory board, agency or body, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of or any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

2.13

“Gross Revenue” means the aggregate of all sales and other income from whatever source derived by the Licensee in relation to Products whether or not collected by the Licensee, including without limitation all proceeds from business interruption insurance but excluding all refunds and discounts made in good faith for Products that are flawed.  The date of sale for the purposes of this agreement shall be the date on which the revenue is recorded in accordance with GAAP in the Territory;

2.14

 “Intellectual Property Rights” means all rights, including common law and equitable rights and all rights of priority in all patents and designs, inventions, trade-marks, service-marks, copyrights, industrial designs, trade names, logos, graphics, commercial symbols, Confidential Information, Trade Secrets, and other intellectual property rights, including but not limited to, any pending applications and rights to file applications for any of the aforementioned, whether registered or not, that are owned by or licensed to Licensor, including all pending applications and rights to file applications, and any improvements and discoveries in relation to formulations for topical delivery of pharmaceutically active ingredients designed for pain control and inflammation treatment;those applications and registrations listed in Schedule A – Applications and Registrations for Intellectual Property attached hereto;

(28 May 2003)

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2.15

“Manufacturing Rights” means the right to manufacture and produce the Products and its components;

2.16

“Minimum Annual Royalty” has the meaning given to such term in Article  hereof;

2.17

“Products” means any and all authorized products manufactured, purchased, marketed, sold or otherwise used in association with the Intellectual Property Rights;

2.18

“Regulatory Approvals” means any and all approvals, consents or licenses from the Mexican Ministry of or any other Governmental Entity necessary to warehouse, store, package, sell, offer for sale, market, advertise, promote, and otherwise commercially exploit the Products in the Territory;

2.19

“Regulatory Documents” means, with respect to the Products, all regulatory documents, materials or other information required for: (i) a new drug application; (ii) market and reimbursement approvals; (iii) product labels and (iv) product inserts;

2.20

“Reporting Period” means a monthly period commencing on the first day of the month and ending on the last day of the month, with each successive Reporting Period to commence on the first business day following the close of the preceding Reporting Period;

2.21

“Royalty” has the meaning given to such term in Article  hereof;

2.22

“Schedules” mean schedules annexed and forming part of this Agreement, as amended from time to time and comprise the following:

2.22.1

Schedule “A” – Applications and Registrations for Intellectual Property;

2.22.2

Schedule “B” – Standards of Quality;

2.22.3

Schedule “C” – Minimum Performance Targets;

2.23

“Standards of Quality” shall mean the standards specified by the Licensor and communicated to the Licensee from time to time as listed in a Schedule to this Agreement;

2.24

“Term” means the Term of this Agreement and any Renewal Terms;

2.25

“Territory” means the Republic of Mexico or such other territory as may be agreed upon by the Parties in writing from time to time;

2.26

“Trade-marks” means the all common law rights and registrations, pending applications for registrations and rights to file applications for trade-marks, including all rights of priority to trade names, designs, graphics, logos and other commercial symbols whether registered or not by the Licensor and which are used in connection with or in association with the Products identified in a Schedule to this Agreement;

(28 May 2003)

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License Agreement

2.27

“Trade Secrets” shall mean written information, including formulae, patterns, compilations, programs, devices, methods, know-how, techniques, process or business information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  However, such disclosure shall not be considered “Trade Secrets” for the purposes of this Agreement if and when it:

i)

is made subject to an order by judicial or administrative process requiring the recipient to disclose any or all of the Trade Secrets, provided however that the recipient shall promptly notify the provider and allow the provider reasonable time to oppose such process before disclosing any of the Trade Secrets;

ii)

is published or becomes available to the general public other than through a breach of this Agreement;

iii)

is obtained by the recipient from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the provider;

iv)

is independently developed by employees, agents or consultants of the recipient who had no knowledge of or access to the provider’s Trade Secrets as evidenced by the recipient’s business records; or

v)

was possessed by the recipient prior to receipt from the provider, other than through prior disclosure by the provider, as evidenced by the recipient's business records;

2.28

Transfer means any event pursuant to which rights or obligations of the affected party under this Agreement are or are attempted to be sold, disposed of, assigned, pledged, hypothecated, charged, mortgaged, encumbered, sublicensed or transferred and includes any transfer by operation of law;

(28 May 2003)

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License Agreement

GRANT AND TERM

3.1

Subject to the terms of this Agreement, the Licensor hereby grants to the Licensee exclusive and non-transferable Manufacturing Rights and Distribution Rights for the Products and to use the Intellectual Property Rights in the Territory for the duration of the Term, provided such Products conform to the Standards of Quality defined in the Agreement.

3.2

The grant of this license by the Licensor is conditional upon the occurrence of all of the following events:

3.2.1

The Licensee shall have filed all Regulatory Documents and obtained all Regulatory Approvals, and any other approvals, consents or licenses required under Applicable Laws, for the commercial exploitation of the Products in the Territory in accordance with this Agreement;

3.2.2

The Licensee shall have notified the Licensor in writing, with evidence satisfactory to the Licensor, in its sole discretion, that the Licensee has met all of the conditions;

3.2.3

The Licensor shall have provided written confirmation to the Licensee that it accepts that the Licensee has fulfilled its obligations set out in this Section .

3.3

The Licensee or any Affiliate shall not manufacture, market, sell or otherwise commercially exploit or permit to be commercially exploited the Products, either directly or indirectly outside the Territory granted under this Agreement.

3.4

This Agreement shall be for an initial term of Five (5) years commencing on the Effective Date, and it shall automatically be renewed on terms as provided in this Agreement.

3.5

This Agreement will be automatically renewed for additional terms of  each unless:

3.5.1

The Licensee shall have given to the Licensor at least six (6) months prior written notice of its election not to renew this Agreement;

3.5.2

The Licensor shall have given to the Licensee at least six (6) months prior written notice of its election not to renew this Agreement; or

3.5.3

The Agreement is otherwise terminated pursuant to Article  herein.

3.6

The Licensee shall not be entitled to grant sub-licenses to third parties.

(28 May 2003)

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License Agreement

USE OF THE INTELLECTUAL PROPERTY BY LICENSEE

4.1

The Licensee shall take all necessary steps and use its best efforts to diligently, market, promote, sell and commercialize the Products under this Agreement within the Territory.

4.2

The Products shall be commercialized in accordance with or exceed the Standards of Quality and specifications listed by the Licensor in the Schedule to this Agreement and applicable laws.

4.3

The Licensee understands and agrees that:

4.3.1

The Licensor is the exclusive owner of the Intellectual Property Rights and all goodwill associated therewith;

4.3.2

Any unauthorized use of the Intellectual Property Rights is and shall be deemed an infringement of the Licensor’s rights;

4.3.3

Except as expressly provided in this Agreement, the Licensee acquires no right, title or interest in the Intellectual Property Rights;

4.3.4

The Licensee shall use the Intellectual Property Rights only in connection with the authorized Products;

4.3.5

The Licensee shall ensure that all materials bearing the Trade-marks will properly identify the Trade-marks, the Licensor as the owner of the Trade-marks and that the Trade-mark use by Licensee is a licensed use, in the form as provided by Licensor from time to time;

4.3.6

The Licensee shall comply with any and all other marking provisions reasonably designated by Licensor from time to time and as prescribed by applicable laws;

4.3.7

The Licensee shall throughout the Term have, meet the requirements of all Applicable Laws and obtain the permits necessary to perform its obligations under this Agreement.

4.4

The Licensee understands and agrees that it shall not:

4.4.1

in any manner represent that it has any ownership interest in the Intellectual Property Rights or applications or registration therefore;

4.4.2

sub-license or sub-contract any of the rights or licenses granted to it in itself reverse engineer, or permit its Affiliates or any person to reverse engineer, the Products;

4.4.3

itself use, store, sell, offer for sale, market, advertise, promote or otherwise commercially exploit the Products outside of the Field or Territory, or otherwise permit any Affiliate or Third Party to use, store, sell, offer for sale, market, advertise, promote or otherwise commercially exploit the Product outside of the Field or Territory;

4.4.4

retain any person to exercise any of its rights or obligations under this Agreement without the prior written consent of the Licensor.  Where the Licensor provides its prior written consent to the Licensee to subcontract any of its rights or obligations under this Agreement, the Licensee shall ensure that any permitted subcontractor abides by all of the provisions of this Agreement as they apply to the Licensee, including the obligations relating to confidentiality of information, regulatory approval and reporting of side effects.  Any breach of this Agreement by any subcontractor will be deemed to be a breach by the Licensee. (b) reverse engineer any Supplied Compounds;

(28 May 2003)

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4.4.5

warehouse, store, sell, offer for sale, market, promote or commercially exploit any Products without first satisfying all of the requirements of Section ;

4.4.6

alter the Trade-marks in any manner;

4.4.7

use any other trade-mark or any trade name or product name or any other means of designation or commercial identification in connection with the Products without the express written consent of Licensor;

4.4.8

without the prior written consent of the Licensor, use any word or symbol or combination thereof which is not a trade-mark in close association with the Trade-marks or any other trade-mark or business, trade, corporate, partnership or other name or symbol such that the use would be likely to result in a loss of distinctiveness or goodwill of the Trade-marks;

4.4.9

use or advertise the Trade-marks in association with any products other than the Products or use in any manner any trade mark confusing with or similar to the Trade-marks in association with the Products or in association with any other wares or services;

4.4.10

without the prior written consent of the Licensor, use any of the Trade-marks as a verb or in the plural or in any manner that results in the Trade-marks being incorrectly spelled and/or depicted;

4.4.11

use the Trade-marks as part of its corporate or other business or trade name and agrees to use, promote and advertise the Products under the Trade-marks without any prefix, suffix or modifying words, terms, designs or symbols, unless authorized in writing by Licensor;

4.4.12

use the Trade-marks in signing any contract, cheque, purchase agreement, negotiable instrument or other legal document, application for any license or permit, or in any manner that may incur liability of Licensor for any debt or obligation of Licensee;

4.4.13

create any derivative product(s) which could likely compete with the Products in the opinion of the Licensor.

4.5

The Licensee shall not sell the Products to any person who might in turn sell the Products outside the Territory.  If there are any sales of the Products outside the Territory, the Licensee shall immediately cease such sales and be responsible and accountable any such sales to the Licensor.

INSPECTION AND QUALITY STANDARDS

5.1

The Licensee acknowledges the Licensor’s right to exercise control over the character and quality of the wares and services sold by the Licensee under the Trade-marks.

5.2

The Licensee shall at all reasonable times permit the Licensor or its authorized representative, to inspect the premises of the Licensee where the Products are manufactured, stored, performed or sold to determine whether the Licensee is maintaining the Licensor’s Standards of Quality.

(28 May 2003)

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5.3

The Licensee shall supply to the Licensor from time to time, upon request, representative current sample products and packaging of all use of the Trade-marks and other Intellectual Property Rights.

5.4

The Licensee agrees to submit to the Licensor, if requested by the Licensor for reasonable inspection and testing, samples of every type of the Products and to withdraw from the course of manufacture, trade and from the market any Products or items that do not comply with the Standards of Quality as determined by the Licensor.

(28 May 2003)

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License Agreement

ROYALTIES AND OTHER PAYMENTS

6.1

In consideration of the ongoing rights, licenses and privileges granted under this Agreement and subject to Article 3, the Licensee shall pay to the Licensor within thirty  (30 days) after the last day of each Accounting Period a royalty of  of the Gross Revenue (the “Royalty”) for such Accounting Period.

6.2

The Minimum Annual Royalty payable by the Licensee to the Licensor shall be as stated in Schedule “C” to this Agreement.

6.3

The royalty payable within thirty (30 days) after the last day of each Accounting Period by the Licensee to the Licensor under Article  shall be the greater of:

6.3.1

the Royalty; or

6.3.2

One quarter (1/4) of the Minimum Annual Royalty.

(28 May 2003)

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License Agreement

RECORDS AND REPORTS

7.1

The Licensee shall keep complete and accurate books and records with respect to the Products and in particular in relation to the purchasing, marketing, selling and commercializing efforts in relation to the Products.  The Licensee shall grant the Licensor and its authorized representative reasonable access during business hours to inspect and audit such portions of such books and records and make copies thereof.  The Licensee shall also permit the Licensor and its representative to inspect its premises and the Products and obtain any necessary samples during business hours.  The Licensee shall keep and preserve the accounts and records referred to in this Agreement for the duration of this Agreement and its renewals and for a period of six (6) years thereafter.

7.2

The Licensee shall keep separate records in sufficient detail to permit the determination of royalties payable hereunder. At the request of the Licensor, the Licensee shall permit independent auditors or technical consultants selected by the Licensor to examine, during ordinary business hours, up to a maximum of four (4) times in each calendar year such records and other documents as may be necessary to verify or determine the Gross Revenue and royalties paid or payable under this Agreement.

7.3

The fees and expenses of the Licensor’s representatives performing any examination of records under this Agreement shall be borne by the Licensor.  However, if an error or variance in royalties of more than ten percent (10.0%) of the total royalties due is discovered for any year examined, then the total fees and expenses of these representatives shall be borne by the Licensee.

7.4

The Licensee shall submit to the Licensor within Thirty (30) days of each Reporting Period a complete and accurate statement of account detailing the Gross Revenue within that Reporting Period.  All such statements shall include a calculation of the amount due to the Licensor for royalties and be certified as accurate by an officer of the Licensee.

7.5

The royalty payable by the Licensee to the Licensor shall be payable in United States dollars within thirty (30 days) after the last day of each Accounting Period to the Financial Institution specified by the Licensor.  The Licensee shall also provide a complete and accurate statement of account detailing the Gross Revenue within that Accounting Period.  All such statements shall include a calculation of the amount due to the Licensor for royalties and be certified as accurate by an officer of the Licensee.

7.6

If the Licensee sells the Products to an Affiliate who sells or re-sells the Products to the consumer at a higher price, the Gross Revenue shall be based on the greater of the prices charged between the prices charged to the Affiliate and the process charged by the Affiliate to the ultimate consumer.

7.7

The statement of account required for the Reporting Period and the Accounting Period shall include the following information:

(28 May 2003)

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License Agreement

7.7.1

the quantity of each item for the Products manufactured and distributed upon which royalty has accrued;

7.7.2

identification of the royalty basis used under Article  for the Products; and

7.7.3

the Gross Revenue, the amount of royalties due for each of the Products type, all information required to show how such amount has been calculated, and the aggregate amount of all royalties due; and

7.7.4

in the event no royalties are due, Company’s report shall so state.

7.8

All parties to this Agreement agree to keep Confidential Information provided to each other under the this Agreement confidential and not to disclose it to any person or to use it for any purpose, except as may be necessary in the proper discharge of their obligations under this Agreement.

7.9

The Confidential Information may only be disclosed with the written permission of the party providing the Confidential Information, unless and until such Confidential Information has ceased to be secret or confidential without their fault, or if required by applicable law.

7.10

The obligation not to disclose Confidential Information shall continue to be effective after the term of this agreement.

7.11

All royalties for the Accounting Period computed on invoiced amounts in currencies other than United States dollars shall be converted directly into United States dollars, without intermediate conversions to another currency, at the Telegraphic Transfer Selling (TTS) rate quoted by either the edition of the Wall Street Journal or the head office of Citibank N.A. of New York, New York at the close of banking on the last business day of such Accounting Period. The Licensee shall bear and pay, for its activities and supplier’s activities, all taxes required by its national government, including any political subdivision thereof, as the result of the existence or operation of this Agreement, except any necessary, appropriate and required national income tax imposed upon royalties or other payments by the national government of the Licensor.  The Licensee may deduct or withhold such national income tax from said royalties or other payments, provided the Licensee furnishes the Licensor with an original tax certificate or other original document evidencing payment of such income tax as may be requested by the Licensor.

(28 May 2003)

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INTEREST ON OVERDUE ROYALTIES AND OTHER PAYMENTS

8.1

The Licensee shall be liable for interest at a rate of two percent (2.0%) per month (24 per cent annually) compounded annually on any overdue royalty or other payment payable under this Agreement, commencing on the date such royalty or other payment becomes due.

8.2

Interest on such overdue royalty or other payment shall continue to accrue, and the duty to pay such interest shall continue beyond any expiration or termination of this Agreement.  If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefore is being asserted, the interest rate shall be reduced to such maximum legal rate.

PROTECTION AND PRESERVATION OF INTELLECTUAL PROPERTY

9.1

The Licensor and the Licensee mutually covenant that they will at all times use their best efforts to preserve the value and validity of the Intellectual Property Rights.

Prosecution Obligations

9.2

The Licensor, at its sole discretion and expense, shall have the exclusive right to file, prosecute and maintain in its own name any patent applications and patents directed to the Products relating in any manner to the importation, sale, use, manufacture or other exploitation of the Products.  The Licensee shall cooperate and comply with all reasonable requests made by the Licensor in furtherance of the said filing, prosecution and/or maintenance of such patent applications and patents and the Licensor shall reimburse the Licensee for its reasonable costs incurred in providing such cooperation.  In addition, the Licensee shall cooperate with the Licensor in obtaining patent term extensions or supplemental protection certificates or their equivalents relating to the Products in the Territory where applicable and, in the Licensor’s opinion, commercially reasonable.

Patent Office Proceedings

9.3

The Licensee shall notify the Licensor forthwith upon becoming aware of any request for, filing or institution of any proceeding before a patent office seeking to protest, oppose, cancel, reexamine, declare and an interference proceeding, or initiate a conflict proceeding or other process proceeding affecting the scope, ownership, validity or term of a patent application or patent directed relating to the Products and/or the Intellectual Property Rights.  The Licensor shall have the right to conduct such any proceeding before a patent office seeking to protest, oppose, cancel, reexamine, declare an interference proceeding, or initiate a conflict proceeding or other proceeding affecting the scope, ownership, validity or term of a patent application or patent relating to the Products as it sees fit and the Licensee shall cooperate fully with the Licensor’s reasonable requests with respect to any such proceeding.  The Licensor shall reimburse the Licensee for its reasonable costs incurred in providing such cooperation.

(28 May 2003)

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Enforcement and Defense

9.4

The Licensee shall immediately notify the Licensor in reasonable detail of any instance of apprehended, actual or suspected infringement of any Intellectual Property Rights in the Territory or elsewhere in the world which may come to the Licensee’s knowledge

9.5

The Licensor shall have no obligation to commence legal action against such third party.

9.6

If the Licensor determines, after taking professional advice, that a good cause of action exists, the Licensor and the Licensee, under the direction and with the approval of the Licensor, will take reasonable and necessary action in an effort to prevent and restrain such infringements of the Intellectual Property Rights in the Territory or elsewhere in the world.

9.7

The Licensee shall have no right to commence legal action affecting the Intellectual Property Rights in its own name or on behalf of the Licensor, unless the Licensor first consents in writing, such consent to be within the sole discretion of the Licensor.

9.8

The Licensee shall make all necessary efforts to assist the Licensor in the prosecution or defence of any action relating to the Intellectual Property Rights including, but not limited to, law suits, expungement proceedings, oppositions and responses to claims of infringement of third party rights.

9.9

The costs and expenses of any such action shall be borne by the Licensee.  The proceeds and any damages awarded in any such proceedings shall be paid to the Licensor who shall pay to the Licensee the costs and expenses of such action from any such award.

9.10

Any settlement or negotiations in respect of disputes involving the Intellectual Property Rights shall only be undertaken with the written consent and direction by the Licensor.

9.11

The Licensor may in its sole discretion compromise or settle any dispute involving the Intellectual Property Rights with any third party at any time on behalf of the Licensee without compensation or Notice to the Licensee.

9.12

In all such proceedings, each party shall cooperate and assist the other to the fullest extent possible on any such negotiations and proceedings.

9.13

The Licensee shall given notice to the Licensor immediately of any action or threatened action by any person alleging that the use the Intellectual Property Rights infringes the rights of the third person.  The Licensee shall undertake the defense of any such action with the knowledge, approval and consent of the Licensor.

9.14

The Licensee undertakes to assist in any Intellectual Property Rights application in the Territory or elsewhere worldwide and to execute any such documents and to take such action as may be necessary or requested by the Licensor to make or support such application or to retain, enforce or defend such application, or any registration of the Trade-marks.

(28 May 2003)

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9.15

The Licensee agrees to use its best efforts and diligence to prevent the dilution of the Intellectual Property Rights of the Licensor.  The Licensee shall take all necessary steps to protect, defend and prosecute infringement of the Intellectual Property Rights by third parties within the Territory.    The Licensee shall consult with the Licensor on all legal matters in respect of the protection of the Intellectual Property Rights.  The Licensee shall commence and prosecute potential infringers of the Intellectual Property Rights when requested to do so by the Licensor.  The costs, including attorney and client costs, for the protection of the Intellectual Property Rights shall be borne by the Licensee.

9.16

In the event that the Licensee declines or fails to defend or protect the Intellectual Property Rights to the satisfaction of the Licensor, the Licensor may assume conduct of the protection of the Intellectual Property Rights and the Licensee shall be responsible for all legal and attorney costs.

(28 May 2003)

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VALIDITY OF LICENCED RIGHTS

10.1

The Licensee acknowledges that the Licensor is the exclusive owner of the Intellectual Property Rights and of the goodwill associated therewith.

10.2

The Licensee shall not, either directly or indirectly, whether in any proceedings brought against it by the Licensor to enforce the provisions of this Agreement or in any independent action, contest or question the validity of any right of the Licensor to own and use the Intellectual Property Rights or assist any other person, directly or indirectly, to do the same.

10.3

The Licensee shall not, either directly or indirectly, dilute the value of the goodwill associated with the Intellectual Property Rights or assist any other person, directly or indirectly, to do the same.

10.4

The Licensee expressly recognizes and agrees that any and all goodwill associated with the Intellectual Property Rights, including any goodwill with respect thereto which might be deemed to have arisen from the Licensee’s activities hereunder enure directly and exclusively to the benefit of and shall belong solely to the Licensor, irrespective of whether or not such activities are a breach of this Agreement.

(28 May 2003)

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License Agreement

NO WARRANTY

11.1

The Licensor makes no representations or warranties, expressly or implicitly, with respect to the Intellectual Property Rights.  By way of example but not of limitation, the Licensor makes no representations or warranties that the use of any of the Intellectual Property Rights will not infringe any registered or common-law intellectual property rights of others.

NO RIGHT EXCEPT UNDER LICENSE

12.1

This Agreement does not confer any right of ownership or any other rights in and to the Intellectual Property Rights upon the Licensee and the Licensee confirms that it has no interest or right in and to the Intellectual Property Rights except the limited right to use the same as a licensed user pursuant to this Agreement.

12.2

If this Agreement terminates, whenever and however that occurs and for whatever reason, the Licensee shall not at any time thereafter directly or indirectly use:

12.2.1

the Intellectual Property Rights; or

12.2.2

any other trade-mark, or any other mark or any trade name or product name, or any other means of designation or commercial identification which is likely to be confused with the Intellectual Property Rights or likely to dilute the value of the goodwill associated with the Intellectual Property Rights.

(28 May 2003)

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TERMINATION

13.1

Omission or default by the Licensee in the performance of any of its obligations as set out in this Agreement constitutes grounds for termination of this Agreement.

13.2

The Licensor shall give the Licensee thirty (30) days notice in writing of the Licensee’s default or omission constituting grounds for termination, and of the Licensor’s election to terminate this Agreement.  If within thirty (30) days after the receipt of such notice, the Licensee cures the default or omission to the satisfaction of the Licensor, the termination notice shall be without force or effect.  If the omission or default specified in said notice is not cured within the thirty (30) day period, this Agreement and the Licensee’s rights hereunder shall immediately terminate.

13.3

Notwithstanding Article , if the Licensee fails to meet the Performance Targets for Gross Sales and remit the Minimum Royalty under Article  and Schedule “C”, the Licensor may, in its sole discretion, either:

13.3.1

Terminate this Agreement in whole or in part; or

13.3.2

Notify the Licensee in writing that the Manufacturing Rights and/or the Distribution Rights shall immediately become non-exclusive, and thereafter this Agreement shall be deemed to be so amended.

13.4

Notwithstanding Article , the Licensee shall be deemed to be in default under this Agreement and the Licensor may at its option terminate this Agreement and all rights granted to the Licensee herein effective immediately without notice or opportunity to cure the breach if:

13.4.1

The Licensee makes a general assignment for the benefit of creditors or a proposal or arrangement under bankruptcy legislation; or if a liquidator, trustee in bankruptcy, custodian, receiver, receiver and manager or any other officer with similar powers is appointed for the Licensee; or Insolvency, bankruptcy, liquidation or other proceeding, voluntary or involuntary is, commenced, affecting the status of the Licensee, or if the Licensee is placed in receivership, or makes an assignment for the benefit of its creditors; or

13.4.2

If the Licensee makes a sale of all or a substantial portion of its assets, or if any shareholder sells or transfers any of the shares in Licensee without consent of the Licensor, or if there is material change in the control and management of the Licensee without the consent of the Licensor;

13.4.3

The Licensee Transfers or attempts to Transfer this Agreement or any rights hereunder to any person without the prior written consent of the Licensor;

13.4.4

There is a change in Control of Licensee;

(28 May 2003)

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13.4.5

The Licensee is in default of any other obligations under this Agreement and fails to cure such default or satisfy the Licensor that such default has been cured within thirty (30) days after receiving notice from the Licensor to cure the same;

13.4.6

The Licensee has received from the Licensor during any consecutive twelve (12) month period three (3) or more notices relating to a default under this Agreement whether or not such defaults have been cured.

LICENSEE’S OBLIGATIONS ON TERMINATION

14.1

In the event of termination of this Agreement, however caused, the Licensee shall not be relieved of its obligations under this Agreement.

14.2

Upon the termination, expiration or non-renewal of this Agreement the Licensee shall immediately cease to be a licensee of the Licensor and shall:

14.2.1

Immediately cease to manufacture, distribute or otherwise use, directly or indirectly, in any manner the Products and the Intellectual Property Rights;

14.2.2

Remove the Products and the Intellectual Property Rights from and deliver to the Licensor or its duly authorized representatives all materials, including sign and advertising materials in its possession, custody or control upon which the Intellectual Property Rights appear;

14.2.3

Immediately pay to the Licensor all fees, royalties, amounts and other charges as have became due hereunder;

14.2.4

Immediately cease to and thereafter not, directly or indirectly, hold itself out as a Licensee for the Products under the Intellectual Property Rights or this Agreement;

14.2.5

Execute and deliver such documents and take such other steps as may be necessary or desirable to evidence that any and all rights the Licensee may have had with respect to the Products Intellectual Property Rights no longer exist and that all manufacture, distribution and/or use of the Products and/or Intellectual Property Rights by the Licensee has immediately ceased.

14.2.6

Any surplus of PRODUCTS shall be purchased by Licensor from Licensee at manufacturing price, at termination of the Agreement.

14.3

Termination of this Agreement shall be without prejudice to any existing rights and/or claims that the Licensor may have against the Licensee.

(28 May 2003)

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CONFIDENTIALITY AND NON-COMPETITION

15.1

The Licensee agrees that all Confidential Information which it will acquire or which may come to its knowledge during the term this Agreement will at all times (both during the term  of this Agreement and subsequent to the termination thereof) and for all purposes be held by the Licensee in confidence and the Licensee agrees that it will not, both during  the term of this Agreement and subsequent to the termination thereof, however caused, disclose, divulge, communicate orally, in writing or otherwise to any person or persons any Confidential Information.

15.2

Confidential Information received by the Licensee under this Agreement may only be disclosed by the Licensee:

15.2.1

To persons within or employed by the Licensee in order to carry out the purposes of this Agreement; and

15.2.2

To contractors approved in writing by the Licensor for use only within the framework of their contracts with the Licensee in relation to work relating to the subject matter of the Confidential Information, providing that any such Confidential Information shall only be disseminated to such persons upon terms and obligations of confidentiality similar to those in this Agreement.

15.3

Immediately following the termination of this Agreement, however caused, the Licensee agrees to transfer and deliver to the Licensor all documents, notebooks, charts, files and records, including electronic records, containing or referencing Confidential Information including copies, summaries, and notes in its possession or control.

15.4

The Licensee shall:

15.4.1

disclose and assign to the Licensor all right, title and interest that the Licensee may have in and to all inventions, works, discoveries, improvements and innovations developed or created by the Licensee solely or jointly with others which relate to the Intellectual Property Rights and the Products together with any intellectual property rights residing therein including, without limitation, patents, trade-marks, copyrights, industrial designs and trade secrets as well as any applications or registrations filed or obtained thereon in Mexico and any other countries,

15.4.2

execute all necessary documents and provide assistance during and subsequent to the term of this Agreement to enable the Licensor to perfect and maintain its title to and to obtain for itself or its nominees such intellectual property rights in the Territory and all other countries, and execute and deliver all assignments thereof, when requested at the reasonable expense of the Licensor, and

15.4.3

keep and maintain for the Licensor precise and up-to-date written and electronic records of all such inventions, works, discoveries, improvements or innovations, and must not take any action, directly or indirectly, which could adversely affect the value of the such inventions, works, discoveries, improvements or innovations or the validity or enforceability of any intellectual property rights residing therein.

(28 May 2003)

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15.5

The Licensee shall not, directly or indirectly, whether as owner, shareholder (except to the extent of a less than five per cent ownership interest of the outstanding shares of a publicly held corporation), director, agent, officer, employee, consultant, independent contractor or in any other capacity whatsoever, of a corporation, partnership or proprietorship:

15.5.1

compete with, or engage in, or be financially concerned or interested in, or advise, lend money to, guarantee the debts or obligations of or permit their name to be used or employed by any person engaged in or concerned with or interested in the business within the Territory which is the same as, or competitive with the business of the Licensor, and/or

15.5.2

for a period of  years from the date of termination of this Agreement, however caused, the Licensee will not for any reason whatsoever, directly or indirectly, solicit or accept business with respect to products which are the same as, or competitive with the business of the Licensor.

(28 May 2003)

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GOVERNMENTAL AND REGULATORY COMPLIANCE

16.1

The Licensor shall provide the Registration Information to the Licensee as completely as may be necessary, and as is in the possession of the Licensor in order that the Licensee may use it for registration of the Products. The Licensee may not use the Registration Information for purposes other than those set forth in this Contract.

16.2

As soon as possible, but in no case no longer than a period of ninety (90) days after the Licensee receives the Registration Information, it must perform all actions that may be necessary to apply for registration from the corresponding Registration Authority in the Territory, in the name of the Licensee as holder and owner of the registration, due to mandatory provisions in the Territory. The registration must be done under the trademark as attached.

16.3

The Licensee must comply with all requirements of the Registration Authority and exert its best effort to obtain a rapid registration of the Product. If to obtain or maintain the registration, any additional documentation is required, such as, for example, a clinical analysis, or if a change in the Registration Information is necessary, the Licensee may not take any step whatsoever without the express written consent from the Licensor. All necessary measures may only be performed by the Licensee at its expense with the authorization of the Licensor, assisted by the Licensor without cost. The remaining details shall be separately agreed by the parties.

16.4

The Licensee must report to the health registration department of the Licensor concerning progress of the registration procedure for the Products at intervals of three (3) months, and must for this purpose send to the Licensor all correspondence with the Registration Authority. It must immediately report any eventuality that may arise in the registration procedure.

16.5

The Licensee must report to the Licensor any particulars of the authorization immediately upon obtainment thereof, and must send to the Licensor a certified copy of the registration.

16.6

The Registration Information, any other information communicated by the Licensor, and any copies of the foregoing, are and shall continue to be the property of  the Licensor.

16.7

Nothing in this contract may be interpreted in a manner that grants to the parties any right to demand execution of a licensing contract.

16.8

Maintenance of the registration is the responsibility of the Licensee, and it shall use all means at its disposal therefore.

16.9

In the case of modification or cancellation of the registration, or if there are changes in the local regulations or laws that may affect the registration, or if the Licensee learns of a requirement by the Registration Authority or a proposed change or cancellation, in such cases the Licensor must immediately be notified.  The Licensee must proceed in accordance with the instructions from the Licensor and shall provide thereto any help that may be needed to protect the registration. If local legislation makes it necessary for the Licensee to commence a proceeding, or be a party in litigation, the Licensee must act pursuant to the instructions of the Licensor and it shall assume the necessary costs arising for the proceeding.

(28 May 2003)

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License Agreement

16.10

The registration obtained shall be the property of  the Licensor.  The Licensee shall not be empowered to dispose of the registration, nor to cancel it, nor to modify it or transfer it to third parties, nor to otherwise use it for other purposes without the prior written consent of the Licensor.

16.11

After receipt of written notice from the Licensor, the Licensee must, on any date and without any delay whatsoever, and pursuant to the instructions given thereto, transfer it to a third party or must cancel the registration. Any right of withholding is excluded.

Product Labels

16.12

The Licensee shall create and include with each of the Products sold to end-users or otherwise put into use a label (“Product Label”) which conforms with all Applicable Laws in the Territory including those that pertain to marking and labeling of pharmaceutical products. In addition, all Product Labels shall contain all applicable patent numbers so as to indicate that the Product is the subject of Intellectual Property Rights protection or that applications for such Intellectual Property Rights protection have been made.  Prior to any use or distribution or the Production in the territory in any manner whatsoever, the Licensee will submit all Product Labels to the Licensor for prior written approval.

Licensor’s Cooperation

16.13

On request from the Licensee, the Licensor shall provide to the Licensee at the Licensee’s expense, all relevant research, pre-clinical data and clinical data related to the Products that the Licensee reasonably requires in order to fulfill its obligations to obtain Regulatory Approvals in the Territory.  All such research, pre-clinical data and clinical data provided by the Licensor to the Licensee shall be deemed Confidential Information, and subject to the confidentiality provisions under this Agreement.

COMMERCIALIZATION COVENANTS

17.1

The Licensee covenants that:

17.1.1

at no cost to the Licensor, it will cause the translation to Spanish of all Product Labels, Product Inserts, Marketing Materials or any other documents or materials that are necessary to perform its obligations under this Agreement (collectively, the “Translated Documents”) and will be solely responsible for ensuring that any Translated Documents or portions thereof that have been translated from English accurately reflect the version on which the translation is based;

(28 May 2003)

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17.1.2

if any portion of the Translated Documents contains an error or misleading statement or an omission which renders the Translated Documents or any part thereof erroneous or misleading, the Licensee will, as soon as practicable and in no event later than 30 days after the deficiency is brought to the Licensee’s attention (through notice from the Licensor or otherwise), recall all incorrect or deficient materials, correct  any errors, misleading statements or omissions and deliver to the appropriate person(s) replacements of the Translated Documents or the deficient parts thereof in the same form and in the same manner as required in this Agreement with respect to the original Translated Documents; and

17.1.3

the Licensee shall prepare and submit on or before December 31, 2003, at no cost to the Licensor, a timetable which contains a detailed description of (i) the Licensee’s plans to obtain Regulatory Approvals.

17.2

If any change in any of the research materials, pre-clinical or clinical data renders the Translated Documents out of date or inaccurate, the Licensee will, as soon as practicable and in no event later than 30 days after the date on which such change becomes effective, recall all incorrect or deficient materials, correct any errors, misleading statements, omissions or other inaccuracies, and deliver to the appropriate persons replacements of the Translated Documents or parts thereof in the same form and in the same manner as required in this Agreement with respect to the original Translated Documents.

17.3

The Licensee agrees that all regulatory approvals for the Products in the Territory and (ii) sales forecasts for the Product in the Territory (“Marketing Timetable”), Product Labels and Product Inserts will be issued in the name of the Licensor and will be for the sole benefit of the Licensor.

17.4

The Licensee shall provide to the Licensor written reports within twenty (20) days after each Reporting period describing the progress made under the Marketing Timetable during the preceding three (3) months (each, a “Marketing Report”).

17.5

During the Term of this Agreement, each Party’s representatives shall meet on a regular basis, including a meeting by tele-conference, and in any event not less than once in any calendar month, at a mutually agreeable place and time, to discuss the obligations of the Parties under this Agreement.  Unless expressly identified to the contrary, all information disclosed during such meetings shall constitute Confidential Information of the disclosing party.

17.6

The Licensee covenants that it shall will continually use its best efforts to advertise, market, promote and distribute sell the Products and protect and promote the reputation and goodwill of the Licensor and the Products.  Without limiting the generality of the foregoing, the Licensee shall, at no cost to the Licensor:

17.6.1

maintain at all times adequate facilities and a sufficient number of qualified staff to fulfill its obligations under this Agreement;

17.6.2

effect introduction of the Products into the Territory as soon as practicable;

17.6.3

achieve the Performance Targets set out in Schedule “C”;

17.6.4

cause its employees and staff to adopt an effective training and development program to effectively implement this Agreement;

(28 May 2003)

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License Agreement

17.6.5

at no time engage in any illegal, deceptive, unfair or unethical trade practice which may adversely affect the reputation and or goodwill of the Products, the Licensor, or the Intellectual Property Rights of the Licensor, and at no time make false, misleading or disparaging representations concerning the Products, the Licensor or the Intellectual Property Rights of the Licensor;

17.6.6

manufacture, distribute and market the Product in accordance with this Agreement and only for the purposes contemplated in this Agreement;

17.6.7

produce and distribute to customers and potential customers Marketing Materials and brochures in the Territory;

17.6.8

ensure that the appropriate educational, tradeshow, advertising, and marketing support for the Product is provided to customers and potential customers in the Territory; and

17.6.9

at all times conduct its business in such a way as to protect, safeguard and avoid any detriment to the Licensor’s good name, reputation, image and good will or that of the Licensor’s Products.

17.7

The Licensee covenants that:

17.7.1

it shall cause the translation of all Regulatory Documents, Marketing Materials or any other documents or materials that are necessary to perform its obligations under this Agreement, and

17.7.2

it will prepare and submit, at no cost to the Licensor, upon request, a Sales Forecast for each of the ensuing twelve months.

17.8

The Licensee shall be responsible, at no cost to the Licensor, for investigating and monitoring all reports, complaints, correspondence, and other information (collectively, the “Translated Documents”) and shall take due care that any Translated Documents or portion thereof that has been translated from English accurately reflects the version on which the translation is based (“Feedback”) in whatever medium and however received, concerning the manufacture, packaging, labeling, side effects, Contraindications, and use of the Product in the Territory by any Person.

17.9

If any portion of the Translated Documents contains an error or misleading statement or an omission which renders the remainder of the Translated Documents or any part thereof erroneous or misleading, the Licensee shall, as soon as practicable and in no event later than (30) days after receipt of notice from the Licensor identifying the deficiency, deliver replacements of the Translated Documents or the deficient parts thereof in the same form and in the same manner as required in this Agreement with respect to the original Translated Documents.

17.10

The Licensee will notify the Licensor in writing of any Feedback received by it or its Affiliates or subcontractors as promptly as practicable, but in any event not less than once each Reporting Period.    Without limiting the generality of the foregoing, if the Licensee or its Affiliates or subcontractors receive any Feedback relating to any incidents of serious and unexpected Contradictions resulting from the use of the Products, the Licensee will notify the Licensor in writing, no more than two (2) Business Days following the date on which such change becomes effective, deliver replacements of the Translated Documents or parts thereof in the same form and in the same manner as required in this Agreement the Licensee receives such Feedback and provide all details relating to any such incidents known to the Licensee, or its Affiliates or subcontractors.

(28 May 2003)

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17.11

For purposes of this Section, a Contraindication will be deemed to be “unexpected” if it is not a side effect; and a reaction will be deemed to be “serious” if it is fatal, life threatening, requires inpatient hospitalization, is disabling, or requires intervention to prevent impairment or damage.

(28 May 2003)

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License Agreement

ENTIRE AGREEMENT AND NO WAIVER OF RIGHTS

18.1

This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, representations, written or oral, between the parties with respect thereto.

18.2

There are no representations, promises, warranties, covenants or undertakings other than those contained in this Agreement including the schedules hereto, which together represent the entire understanding of the parties.

18.3

This Agreement may not be released, amended or modified by the parties hereto in any matter except by written instrument signed on behalf of each of the parties by their duly authorized officers or representatives.

18.4

The failure of or delay on the part of any party hereto to enforce any of its rights under this Agreement shall not be deemed a continuing waiver or a modification by such party of any of its rights under this Agreement, and any party, within the time provided by the applicable law, may commence appropriate legal proceedings to enforce any or all of its rights under this Agreement, and any prior failure to enforce or delay in enforcement shall not constitute a defence.

NOTICES

19.1

Notices intended to be given hereunder must be given in writing and shall be deemed to be properly given on the tenth (10th) business day following posting, if duly sent by prepaid registered mail and addressed as follows, in the case of Licensor to:

ALPHARX Inc.

10-75 East Beaver Creek,

Richmond Hill, Ontario, Canada L4B 1B8

Attention: Michael Lee

and in the case of Licensee to:

INDUSTRIA FARMACEUTICA ANDROMACO, S.A.DE C.V.,

Andromaco No. 104 Col. Amp Granada,

México  11520, D.F.

Attention: Enrique Rubio

19.2

Notices and communication may be given by any other means in use between the parties, including facsimile and electronic communication.

(28 May 2003)

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License Agreement

GOBERNING LAW

20.1

  All disputes arising out of or in connection with the present contract shall be finally settled by arbitration.

20.2

  The arbitration will be according to, The Rules of the International Chamber of Commerce.

20.3

  The dispute shall be decided by three arbitrators appointed in accordance with said rules.

20.4

  The place of the arbitration shall be Mexico City.

20.5

  The law governing the contract shall be the Mexican Law.

20.6

  The language of the arbitration shall be English.

20.7

  The award shall be final and binding for both parties.

SEVERABILITY

In the event that any part, section, Article, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise avoidable or unenforceable (hereinafter AInvalid Provision@), the entire Agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.  The parties agree to negotiate to replace the Invalid Provision with a valid provision which follows the original intent of the Invalid Provision as closely as possible.

HEADINGS, CONSTRUCTION AND INTERPRETATION

22.1

The parties agree that the headings contained in this Agreement have been inserted for convenience only and shall not be construed as part of this Agreement.

22.2

The parties acknowledge that this Agreement has been the subject of full opportunity for negotiation and amendment and that the party who has taken the role of drafter shall not suffer any adverse construction of any terms or language of this Agreement because of such role.

AGREEMENT BINDING ON SUCCESSORS AND ASSIGNS

23.1

This Agreement shall endure to the benefit of and are binding upon the parties hereto and their respective successors and permitted assigns.

ASSIGNMENT

24.1

This Agreement and any rights or obligations hereunder may not be assigned by the Licensee and any and all rights to use the Intellectual Property Rights in association with the Products may not be sub-licensed by the Licensee, without the prior written consent of the Licensor.

(28 May 2003)

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License Agreement

GUARANTEE AND INDEMNITY

25.1

The Licensor shall not be obligated or be held liable for any injury or death of any persons or damage to any property or on behalf of any person  caused by or relating to the Products or the Licensee’s actions or omissions, negligence or wilful conduct, nor for any liability of the Licensee.  The Licensee undertakes to hold appropriate and adequate insurance to cover its liability and shall extend such coverage to the Licensor as well.  The insurance policy shall name the Licensor as an additional insured.

25.2

The Licensee will indemnify and save the Licensor harmless from all fines, suits, judgments, claims, demands or actions, of any kind or nature whatsoever arising or growing out of or otherwise connected with the activities of Licensee, including without limitation, use of the Intellectual Property Rights, including the payment of attorney and client fees and charges.

LIMITATION OF LIABILITY

26.1

In no event shall the Licensor be liable to the Licensee under this Agreement for any special, consequential, exemplary or incidental damages (including loss of or anticipated revenues or profits), arising from or relating to this Agreement or the subject matter hereof, whether based in contract, tort (including negligence) or otherwise, and even if such party is advised of the possibility or likelihood of same.

26.2

The Licensor does not warrant that the Intellectual Property Rights and the Products will necessarily meet the Licensee’s requirements or that of Regulatory and Governmental organizations.  The Intellectual Property Rights are provided “as is” without warranty, express or implied, of any kind or nature, including, but not limited to, any warranties of performance or merchantability or fitness for a particular purpose.

FURTHER ASSURANCES

27.1

The parties shall from time to time execute and deliver all such other and further deeds, documents, instruments and assurances as may be necessary or required to carry out and to put into effect the purpose and intent of this Agreement.

RELATIONSHIP OF PARTIES

28.1

Nothing in this Agreement is intended, nor shall it be deemed, to confer on or constitute either party as the agent of the other or to create a partnership, joint venture, franchise or similar relationship between the parties.  Neither party shall have the power to obligate or bind the other party in contract, tort or otherwise howsoever except as provided in this Agreement.

(28 May 2003)

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MUTUAL REFERRALS

29.1

The Licensee agrees to refer to the Licensor all enquiries and orders for Products and items relating to the Intellectual Property Rights that are received from potential or prospective purchasers outside of the Territory, and the Licensor agrees to refer to the Licensee all enquiries and orders for Products that are received from potential or prospective purchasers within the Territory.

SURVIVAL

30.1

All obligations of the Licensor and the Licensee which expressly or by their nature survive the termination, expiration or non-renewal of this Agreement shall continue in full force and effect subsequent to and notwithstanding such termination, expiration or non-renewal and until they are satisfied.

FORCE MAJEURE

31.1

Neither party shall be responsible to the other for the non-performance nor delay in performance (other than the payment of money) occasioned by any causes beyond its control including acts of civil or military authority, embargoes, insurrections.

31.2

If any such delay occurs, any applicable time period shall be extended for a period equal to the time lost, provided that the party affected makes reasonable efforts to mitigate the consequences of such an event and gives the other party prompt notice of any such delay.

CURRENCY

32.1

All amounts in this Agreement are stated and shall be paid in the lawful currency of the United States of America.

PUBLICITY

33.1

The Parties will use their reasonable efforts to agree upon a mutually acceptable press release with respect to the Agreement and to jointly issue and release such press release at a date mutually agreed upon.

33.2

Notwithstanding the foregoing, if the Parties cannot agree on the content and/or timing of a press release, the Licensee acknowledges and agrees that the Licensor may be required by law, securities policy or rule or policy of any applicable stock exchange, to make a public announcement or press release concerning the matters referred to in this Agreement without the prior agreement of the Licensee.

33.3

During the Term of this Agreement, the Licensee will not issue an independent press release or any other public statement with respect to this Agreement, or the transactions contemplated by this Agreement, the Licensor or the Products without the prior written consent of the Licensor.

(28 May 2003)

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License Agreement

33.4

No copy of this Agreement may be provided by the Licensee to any other person without the prior written consent of the Licensor, such consent not to be unreasonably withheld or delayed.

COUNTERPARTS

34.1

This agreement may be executed in any number of counterparts and all of these counterparts shall for all purposes constitute one agreement, binding on the parties, notwithstanding that all parties are not signatory to the same counterpart.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

ALPHARX INC.

INDUSTRIA FARMACEUTICA ANDROMACO

Per: \s\ Michael Lee

Per: \s\ Enrique Rubio

Name: Michael Lee

Name: Enrique Rubio

Title: President

Title: President & CEO

(28 May 2003)

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License Agreement

SCHEDULE “A”

ALPHARX Applications and Registrations for Intellectual Property

1.

United States Patent Application No. 10/255951

(28 May 2003)

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License Agreement

SCHEDULE “B”

STANDARDS OF QUALITY

[To be inserted]

(28 May 2003)

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License Agreement

SCHEDULE “C”

PERFORMANCE TARGETS

Year	Minimum Gross Revenue	Minimum Annual Royalties